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                                                                    EXHIBIT 10.3

                                 DESCRIPTION OF
                          2004 CASH BONUS ARRANGEMENTS

Under the Pacific Sunwear 1999 Stock Award Plan, the Company may grant cash performance awards. In 2004, the Company established criteria for performance-based bonus awards for its Chairman and its President under the 1999 Stock Award Plan. In addition, the Company established a bonus plan for other officers and certain other employees. In each case, the bonus awards payable are based on the achievement of goals relating to the performance of the Company.

The Compensation Committee established the performance goals for the Chairman and the President, and recommended to the Board of Directors for its approval the performance goals for other officers and employees. This committee also established the formulae for purposes of determining the actual award (if any) payable to such officers and employees assuming the performance goals are achieved.

The amount of the bonus payable to the Chairman (if any) is based on the Company's level of earnings per share. For each of the other participants, 25% of the bonus payable is discretionary and the remaining 75% is based on the Company's level of earnings per share.